KPMG LLP
4200 Norwest Center
90 South Seventh Street
Minneapolis, MN  55402



                          Independent Auditors' Consent


The Board of Directors of Preferred Life Insurance Company of New York and Contract Owners of Preferred Life Variable Account C:

We consent to the use of our report, dated February 4, 2000, on the financial statements of Preferred Life Variable Account C and our report dated February 7, 2000, on the financial statements of Preferred Life Insurance Company of New
York  included  herein  and to the  reference  to our  Firm  under  the  heading
"EXPERTS".

Our report dated February 7, 2000 on the consolidated financial statements of Allianz Life Insurance Company of North America and subsidiaries refers to a change in the method of calculating deferred acquisition costs and future benefit reserves for two-tiered annuities.


                                          /s/ KPMG LLP
                                          KPMG LLP



Minneapolis, Minnesota
December 11, 2000